Filed Pursuant to Rule 424(b)(2)
                                                 Registration Nos. 333-126348
                                                                   333-126348-01
                                                                   333-126348-02
                                                                   333-126348-03


THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATE TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT ARE NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, Dated February 1, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 19, 2005)
                                  $200,000,000

                              (ALABAMA POWER LOGO)

                          SERIES HH     % SENIOR NOTES
                              DUE FEBRUARY 1, 2011
                          ---------------------------
     This is a public offering by Alabama Power Company of $200,000,000 of
Series HH   % Senior Notes due February 1, 2011. Interest on the Series HH
Senior Notes is payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2006.

     Alabama Power Company may redeem the Series HH Senior Notes, in whole or in part, at any time and from time to time, at a make-whole redemption price as described under the caption "Description of the Series HH Senior
Notes -- Optional Redemption."

     The Series HH Senior Notes are unsecured and unsubordinated and rank equally with all of Alabama Power Company's other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured indebtedness of Alabama Power Company.

     See "RISK FACTORS" beginning on page S-3 for a description of certain risks associated with investing in the Series HH Senior Notes.

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                                              Per Series
                                                                  HH
                                                              Senior Note      Total
----------------------------------------------------------------------------------------
Public Offering Price (1)...................................          %     $
Underwriting Discount.......................................          %     $
Proceeds to Alabama Power Company...........................          %     $
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of original issuance of the
    Series HH Senior Notes, which is expected to be February   , 2006.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

     The Series HH Senior Notes should be delivered on or about February   ,
2006 through the book-entry facilities of The Depository Trust Company.
                          ---------------------------
                          Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC                                  BARCLAYS CAPITAL

                                  Co-Managers

CALYON SECURITIES (USA)
                         MORGAN KEEGAN & COMPANY, INC.
                                                        SYNOVUS SECURITIES, INC.

February   , 2006

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and any written communication from Alabama Power Company or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the Series HH Senior Notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or any written communication from Alabama Power Company or the underwriters specifying the final terms of this offering, including information incorporated by reference, is accurate as of any date other than its respective date.
                          ---------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Risk Factors................................................  S-3
The Company.................................................  S-3
Selected Financial Information..............................  S-3
Recent Results of Operations................................  S-4
Recent Developments.........................................  S-4
Use of Proceeds.............................................  S-4
Description of the Series HH Senior Notes...................  S-5
Underwriting................................................  S-9
                            PROSPECTUS
About this Prospectus.......................................  2
Risk Factors................................................  2
Available Information.......................................  2
Incorporation of Certain Documents by Reference.............  3
Alabama Power Company.......................................  4
Selected Information........................................  4
The Trusts..................................................  5
Accounting Treatment of the Trusts..........................  6
Use of Proceeds.............................................  6
Description of the New Bonds................................  6
Description of the New Stock................................  9
Description of the Preference Stock.........................  10
Description of the Depositary Shares........................  11
Description of the Senior Notes.............................  13
Description of the Junior Subordinated Notes................  17
Description of the Preferred Securities.....................  22
Description of the Guarantees...............................  23
Relationship Among the Preferred Securities, the Junior
  Subordinated Notes and the Guarantees.....................  25
Plan of Distribution........................................  26
Legal Matters...............................................  27
Experts.....................................................  27

                                  RISK FACTORS

     Investing in the Series HH Senior Notes involves risk. Please see the risk factors in Alabama Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, along with the disclosure related to risk factors contained in Alabama Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Alabama Power Company or that Alabama Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series HH Senior Notes.

                                  THE COMPANY

     Alabama Power Company (the "Company") is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 44,500 square mile service area comprising most of the State of Alabama.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the years ended December 31, 2000 through December 31, 2004 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2005 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                          NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                 ENDED
                                            ------------------------------------------   SEPTEMBER 30,
                                             2000     2001     2002     2003     2004       2005(1)
                                            ------   ------   ------   ------   ------   -------------
                                                    (MILLIONS, EXCEPT RATIOS)
Operating Revenues........................  $3,667   $3,586   $3,711   $3,960   $4,236      $3,514
Earnings Before Income Taxes..............     698      650      768      781      818         711
Net Income After Dividends on Preferred
  Stock...................................     420      387      461      473      481         451
Ratio of Earnings to Fixed Charges(2).....    3.46     3.31     3.98     4.29     4.76        5.27

                                                                      CAPITALIZATION
                                                                 AS OF SEPTEMBER 30, 2005
                                                              -------------------------------
                                                              ACTUAL       AS ADJUSTED(3)
                                                              ------   ----------------------
                                                              (MILLIONS, EXCEPT PERCENTAGES)
Common Stockholder's Equity.................................  $3,815       $3,839        42.1%
Cumulative Preferred Stock..................................     465          465         5.1
Senior Notes................................................   3,354        3,954        43.3
Long-term Debt Payable to Affiliated Trusts.................     309          309         3.4
Other Long-term Debt........................................     556          556         6.1
                                                              ------       ------       -----
  Total, excluding amounts due within one year..............  $8,499       $9,123       100.0%
                                                              ======       ======       =====

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.

(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.

(3) Reflects: (i) an increase in capital of approximately $2,000,000 in October 2005 and approximately $22,000,000 in December 2005 related to contributions from Southern; (ii) the issuance in January 2006 of $100,000,000 aggregate principal amount of Series EE 5.75% Senior Insured Quarterly Notes due January 15, 2036; (iii) the issuance in January 2006 of $200,000,000 aggregate principal amount of Series FF 5.200% Senior Notes due January 15, 2016; (iv) the proposed issuance in February 2006 of $100,000,000 aggregate principal amount of Series GG Senior Notes due February 1, 2046; and (v) the issuance of the Series HH Senior Notes.

                          RECENT RESULTS OF OPERATIONS

     For the year ended December 31, 2005, the unaudited amounts of "Operating Revenues," "Earnings Before Income Taxes" and "Net Income After Dividends on Preferred Stock" were $4,648,000,000, $817,000,000 and $508,000,000, respectively. In the opinion of management of the Company, such unaudited amounts for the year ended December 31, 2005 reflect all adjustments necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" for the year ended December 31, 2005 was 4.67.

                              RECENT DEVELOPMENTS

     Reference is made to MANAGEMENT'S DISCUSSION AND ANALYSIS -- FUTURE EARNINGS POTENTIAL -- "FERC and Alabama PSC Matters -- Retail Fuel Cost Recovery" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 regarding the Company's filing with the Alabama Public Service Commission (the "APSC") for a fuel cost recovery increase under the provisions of its energy cost recovery rate ("Rate ECR"). On December 15, 2005, the APSC approved an increase under Rate ECR to allow for the recovery of energy costs based on an estimate of future energy costs as well as the collection of the existing underrecovered energy costs by the end of 2007.

     Reference is made to MANAGEMENT'S DISCUSSION AND ANALYSIS -- FUTURE EARNINGS POTENTIAL -- "FERC and Alabama PSC Matters -- Natural Disaster Cost Recovery" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 regarding the Company's request to the APSC for approval of a plan designed to recover the Company's deferred operation and maintenance costs associated with Hurricanes Dennis and Katrina and to replenish its depleted natural disaster reserve ("Rate NDR"). On December 6, 2005, the APSC approved Rate NDR substantially in the form proposed. Rate NDR became effective with January 2006 customer billings.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series HH Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $95,000,000 as of January 31, 2006, and for other general corporate purposes, including the Company's continuous construction program.

                   DESCRIPTION OF THE SERIES HH SENIOR NOTES

     Set forth below is a description of the specific terms of the Series HH   %
Senior Notes due February 1, 2011 (the "Series HH Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (the "Senior Note Indenture") dated as of December 1, 1997, as supplemented, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the "Senior
Note Indenture Trustee").

GENERAL

     The Series HH Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series HH Senior Notes will be initially issued in the aggregate principal amount of $200,000,000. The Company may, without the consent of the holders of the Series HH Senior Notes, issue additional notes having the same ranking and interest rate, maturity and other terms as the Series HH Senior Notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the Series HH Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series HH Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 1, 2011. The Series HH Senior Notes are not subject to any sinking fund provision. The Series HH Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series HH Senior Note will bear interest at the rate of   % per year
(the "Securities Rate") from the date of original issuance, payable semiannually in arrears on February 1 and August 1 of each year (each, an "Interest Payment Date") to the person in whose name such Series HH Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is August 1, 2006. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series HH Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series HH Senior Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated obligations of the Company. The Series HH Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $277,000,000 outstanding at September 30, 2005. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

OPTIONAL REDEMPTION

     The Series HH Senior Notes will be subject to redemption at the option of the Company in whole or in part at any time and from time to time upon not less than 30 nor more than 60 days' notice at a redemption price equal to the greater of:

          (i) 100% of the principal amount of the Series HH Senior Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Series HH Senior Notes being redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal
     to the Treasury Yield (as defined below) plus   basis points, plus, in each
     case, accrued interest thereon to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series HH Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series HH Senior Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

     If notice of redemption is given as aforesaid, the Series HH Senior Notes so to be redeemed shall, on the date of redemption, become due and payable at the redemption price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Series HH Senior Notes shall cease to bear interest. If any Series HH Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date of redemption at the Securities Rate. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series HH Senior Notes by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series HH Senior Notes. The Series HH Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series HH Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series HH Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of
DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

     Purchases of Series HH Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series HH Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series HH Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series HH Senior Notes. Transfers of ownership interests in the Series HH Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series HH Senior Notes, except in the event that use of the book-entry system for the Series HH Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series HH Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series HH Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series HH Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series HH Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series HH Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such Series HH Senior Notes to be redeemed.

     Although voting with respect to the Series HH Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series HH Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Series HH Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series HH Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series HH Senior Note will not be entitled to receive physical delivery of Series HH Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series HH Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series HH Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series HH Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series HH Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series HH Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series HH Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series HH Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters") and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series HH Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                   SERIES HH
                        UNDERWRITERS                             SENIOR NOTES
                        ------------                          -------------------
Banc of America Securities LLC .............................     $
Barclays Capital Inc. ......................................
Calyon Securities (USA) Inc. ...............................
Morgan Keegan & Company, Inc. ..............................
Synovus Securities, Inc. ...................................
                                                                 ------------
          Total.............................................     $200,000,000
                                                                 ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series HH Senior Notes offered hereby, if any of the Series HH Senior Notes are purchased.

     The Underwriters propose to offer the Series HH Senior Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer them to certain securities dealers at such
price less a concession not in excess of   % of the principal amount per Series
HH Senior Note. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of   % of the principal amount per Series HH Senior
Note to certain brokers and dealers. After the initial public offering, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Series HH Senior Notes are a new issue of securities with no established trading market. The Series HH Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series HH Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series HH Senior Notes or that an active public market for the Series HH Senior Notes will develop. If an active public trading market for the Series HH Senior Notes does not develop, the market price and liquidity of the Series HH Senior Notes may be adversely affected.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company's expenses associated with the offer and sale of the Series HH Senior Notes are estimated to be $280,000.

     The Company has agreed with the Underwriters, that during the period 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series HH Senior Notes, any security convertible into, exchangeable into or exercisable for the Series HH Senior Notes or any debt securities substantially similar to the Series HH Senior Notes (except for the Series HH Senior Notes issued pursuant to the Underwriting Agreement and $100,000,000 aggregate principal amount of the Company's Series GG Senior Notes due February 1, 2046), without the prior written consent of Banc of America Securities LLC and Barclays Capital Inc. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

     In order to facilitate the offering of the Series HH Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series HH Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series HH Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series HH Senior Notes, the Underwriters may bid for, and purchase, Series HH Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Series HH Senior Notes in the offering, if the Underwriters repurchase previously distributed Series HH Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series HH Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series HH Senior Notes. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     It is expected that delivery of the Series HH Senior Notes will be made,
against payment for the Series HH Senior Notes, on or about February   , 2006,
which will be the      business day following the pricing of the Series HH
Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series HH Senior Notes who wish to trade the Series HH Senior Notes on the date of the Prospectus Supplement or the
next   succeeding business days will be required, because the Series HH Senior
Notes initially will settle within    business days (T+  ), to specify an
alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series HH Senior Notes who wish to trade on the
date of the Prospectus Supplement or the next   succeeding business days should
consult their own legal advisors.

     Certain of the Underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

                                  $200,000,000

                              (ALABAMA POWER LOGO)

                          SERIES HH    % SENIOR NOTES
                              DUE FEBRUARY 1, 2011

                  --------------------------------------------
                             PROSPECTUS SUPPLEMENT
                               February   , 2006
                  --------------------------------------------

                          Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC                                  BARCLAYS CAPITAL

                                  Co-Managers

CALYON SECURITIES (USA)  MORGAN KEEGAN & COMPANY, INC.  SYNOVUS SECURITIES, INC.